Exhibit 99.1

FOX CORPORATION NAMES ADAM CIONGOLI

CHIEF LEGAL AND POLICY OFFICER

New York, NY and Los Angeles, CA – November 8, 2023 – Lachlan Murdoch, Executive Chair and Chief Executive Officer of Fox Corporation (Nasdaq: FOXA, FOX), today announced that Adam Ciongoli has been appointed Chief Legal and Policy Officer for Fox Corporation beginning December 1. Ciongoli, who currently serves as Executive Vice President, General Counsel and Chief Sustainability, Corporate Responsibility and Governance Officer for Campbell Soup Company, will report to Murdoch.

In this role, Ciongoli will lead all legal, compliance, and regulatory matters as well as oversee government affairs.

“I am pleased to welcome Adam to the FOX executive leadership team,” said Murdoch. “Adam’s extensive legal experience across various industries and government will be a tremendous asset to our company.”

“I’m excited to join the FOX team at such a dynamic time in the media industry,” said Ciongoli. “FOX is uniquely positioned to build on the momentum that has been established by its industry leading brands. I look forward to contributing to the company’s continued success.”

Ciongoli brings nearly 30 years of legal experience in both the public and private sectors to his new role at FOX. Most recently at Campbell, he led the Legal department, Corporate Secretary function, Government Relations team, and Sustainability, Corporate Responsibility and Governance functions and was a member of the Operating Committee.

He has also previously served as Executive Vice President and General Counsel of Lincoln Financial Group, as Group General Counsel and Secretary for Willis Group Holdings, PLC and as Senior Vice President and General Counsel for Time Warner, Europe.

Before transitioning to the private sector, Ciongoli served as counselor to John Ashcroft when he was Attorney General of the United States; as chief counsel to the U.S. Senate Subcommittee on the Constitution, Federalism and Property Rights; and as law clerk to United States Supreme Court Justice Samuel A. Alito, Jr.

Ciongoli earned his Bachelor of Arts in history from the University of Pennsylvania, and his Juris Doctor, magna cum laude, from the Georgetown University Law Center.

About Fox Corporation

Fox Corporation produces and distributes compelling news, sports, and entertainment content through its primary iconic domestic brands, including FOX News Media, FOX Sports, FOX Entertainment, FOX Television Stations and Tubi Media Group. These brands hold cultural significance with consumers and commercial importance for distributors and advertisers. The breadth and depth of our footprint allows us to deliver content that engages and informs audiences, develop deeper consumer relationships, and create more compelling product offerings. FOX maintains an impressive track record of news, sports, and entertainment industry success that shapes our strategy to capitalize on existing strengths and invest in new initiatives. For more information about Fox Corporation, please visit www.FoxCorporation.com.

Press Contacts:

Brian Nick

310-369-3545

brian.nick@fox.com

Lauren Townsend

310-369-2729

lauren.townsend@fox.com